Exhibit 99.1

Xynomic Pharma Achieves Important Regulatory Milestones in China and EU in Potentially Pivotal Kidney Cancer and Lymphoma Trials

RALEIGH, N.C. and SHANGHAI, March 16, 2019 /PRNewswire/ - Xynomic Pharma, a clinical stage US-China oncology drug development company, and Bison Capital Acquisition Corp. (Nasdaq: BCAC), today jointly announced that China, Spain and Poland authorities have approved Xynomic’s application to conduct potentially pivotal Phase 3 trial using Xynomic’s abexinostat, in combination with pazopanib, in patients with renal cell carcinoma (RCC). Xynomic plans to initiate this trial in China, Spain, Poland and additional European countries in the first half of 2019. The same trial is currently ongoing in the United States and South Korea. According to a June 2018 research report by Grand View Research, RCC accounts for 1.8% of total adult malignancies globally and 3.4% of all new cancer cases in the United States. The global RCC pharmaceuticals market size is projected to reach US$ 4.6 billion in 2019.

In addition, the Independent Ethics Committee at the Cancer Hospital Chinese Academy of Medical Sciences in Beijing, China’s number one ranked cancer specialty hospital according to Fudan University’s Hospital Management Institute, has approved Xynomic’s application to conduct two potentially pivotal Phase 2 trials, one to test abexinostat as a third-line mono therapy against diffuse large B-cell lymphoma (DLBCL) and the other as a third-line mono therapy against follicular lymphoma (FL). According to Chinese Medical Association’s Chinese Society of Hematology, DLBCL and FL are the most prevalent and second most prevalent non-Hodgkin’s lymphoma subtype, respectively, in China.

About Xynomic Pharmaceuticals, Inc.

Xynomic Pharmaceuticals, Inc. is a clinical stage oncology-focused biopharmaceutical company. Its current pipeline mainly consists of 3 drug candidates; Xynomic owns global exclusive development, manufacturing and commercialization rights to each of these. Its lead drug candidate abexinostat is in global potentially pivotal clinical trials against renal cell carcinoma (in combination with pazopanib) and non-Hodgkin’s lymphoma (as a single agent). Xynomic Pharma’s other clinical stage drug candidate XP-105 (BI 860585) is a Phase 2 ready, ATP-competitive mTORC1/2 inhibitor against solid tumors. Xynomic’s pre-clinical oncology drug candidate XP-102 (BI 882370) is a pan-RAF inhibitor.

About Bison Capital Acquisition Corp.

Bison Capital Acquisition Corp. (BCAC) is a blank check company incorporated in the British Virgin Islands on October 7, 2016 and was formed for the purpose of acquiring, engaging in a share exchange, purchasing the assets of, or engaging in any other similar business combination with one or more businesses or entities (a “Business Combination”). The sponsor of BCAC, Bison Capital Holding Company Limited, founded in 2013, is an alternative investment company that invests in high growth opportunities in the media/entertainment, financial services and healthcare industries. The board of directors of BCAC has unanimously approved an agreement and plan of merger, dated September 12, 2018, as amended, pursuant to which, BCAC is contemplating a Business Combination with Xynomic Pharmaceuticals, Inc. to be closed following BCAC shareholders’ approval. BCAC’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “BCACU”, “BCAC”, “BCACR” and “BCACW”, respectively.

Investor Relations, Media, and Business Development Contact:

angela.feng@xynomicpharma.com

rachelzhu@bisonholding.com